Exhibit 10.3

August 26, 2026

Mathi Gurusamy

c/o Lantronix, Inc.

48 Discovery, Suite 250

Irvine, CA 92618

Dear Mathi:

We want to thank you for your dedicated service to Lantronix, Inc. (“Lantronix” or the “Company”) and to confirm your compensation adjustment and other amendments to the terms and conditions of that certain letter agreement, dated April 2, 2024, by and between you and the Company, as amended April 1, 2025 (the “Letter Agreement”).

Effective August 1, 2026, the Letter Agreement is hereby amended as follows:

The section of the Letter Agreement titled “BASE SALARY” is hereby amended and restated in its entirety to read as follows:

“The Company shall pay you a bi-weekly base salary in the amount of $15,000 ($390,000 on an annualized basis) less applicable withholdings and deductions, paid on the Company’s regular bi-weekly payroll dates. You will be classified as an exempt employee, and your salary will be paid on a salary basis and is intended to compensate you for all hours that you work. Your salary will be reviewed at the time executive salaries are reviewed periodically, and the Company may, in its sole discretion, adjust it to reflect Company performance, your performance, market conditions, and other factors deemed relevant by the Company.”

In the Letter Agreement, the first paragraph of the section titled “SEVERANCE” is hereby amended and restated in its entirety to read as follows:

“If your employment with the Company is terminated by you for Good Reason or by the Company without Cause, subject to your execution and non-revocation of a release of claims in a form provided by the Company, then in addition to any base salary earned through the termination date, any earned but as-yet unpaid bonuses, unpaid expense reimbursements and vested benefits to which you are entitled under the terms of any Company employee benefit plan (which compensation and benefits will be paid to you or your estate in connection with your ceasing to be employed without regard to the reason for such cessation), you will be entitled to the following:”

ACCEPTANCE

To acknowledge and accept the foregoing amendments to the Letter Agreement, please sign below and return a scanned copy via email to Human Resources at HR@lantronix.com.

Very truly yours,

LANTRONIX, INC.

/s/ Dennis Gallagher

Dennis Gallagher

Vice President, General Counsel and Corporate Secretary

ACKNOWLEDGED AND ACCEPTED BY:

/s/ Mathi Gurusamy

Mathi Gurusamy

Date: August 27, 2026